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                                                                   EXHIBIT 10.29

                       WEB AND CONTENT HOSTING AGREEMENT

          This Web And Content Hosting Agreement (the "Agreement") is made effective as of the 31/st/ day of December, 1999 (the "Effective Date"), by and between PETsMART, Inc., a Delaware corporation having its address at 19601 N. 27th Avenue, Phoenix, AZ 85027, and its affiliates ("PETsMART") and PETsMART.com, Inc., a Delaware corporation having its address at 35 Hugus Alley, Suite 210, Pasadena, CA 91103 ("PETsMART.com").

                                   Recitals

A. PETsMART wishes to make available PETsMART information online via an e-commerce website to be operated by PETsMART.com.

B. PETsMART desires to engage the services of PETsMART.com to host PETsMART's non-e-commerce information on the PETsMART.com Website and potentially to host PETsMART's e-commerce business(es), including State Line Tack
(statelinetack.com).

C. PETsMART and PETsMART.com have previously entered into a Trademark License Agreement dated May 12, 1999 (the "Trademark Agreement"), pursuant to which PETsMART will license the use of the PETsMART trademark and the PETsMART.com domain name to PETsMART.com, and are concurrently entering into a Marketing Agreement, and a Distribution and Fulfillment Agreement.

Now, Therefore, the parties agree as follows:

1.   Definitions.

     1.1 "Domain Name" means the domain name "PETsMART.com" and such other domain name as may be specified by PETsMART from time to time, and, unless otherwise specified, the domain name "statelinetack.com".

     1.2 "Hosting Services" means the services set forth in Section 3 ("PETsMART.com Hosting Services").

     1.3 "Intellectual Property Rights" means any and all now known or hereafter known tangible and intangible (a) rights associated with works of authorship throughout the universe, including but not limited to copyrights, moral rights, and mask-works, (b) trademark and trade name rights and similar rights, (c) trade secret rights, (d) patents, designs, algorithms and other industrial property rights, (e) all other intellectual and industrial property rights (of every kind and nature throughout the universe and however designated) (including logos, "rental" rights and rights to remuneration), whether arising by operation of law, contract, license, or oth-
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erwise, and (f) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues hereof now or hereafter in force (including any rights in any of the foregoing).

     1.4 "PETsMART Content" means all text, copy, editorial, images, pictures, sound, graphics, video and other data supplied by PETsMART to PETsMART.com pursuant to Sections 2.1 ("Delivery of Initial Content"), 3.2(a) ("Hosting of PETsMART Corporate Content and PETsMART Additional Content"), or 3.3(a) ("Hosting of PETsMART E-Commerce Websites"), as such materials may be modified from time to time. "PETsMART Content" specifically includes "PETsMART Corporate Content" and "PETsMART Additional Content", as defined below, as well as content related to PETsMART's operation of the PETsMART E-Commerce Websites as hosted by PETsMART.com. "PETsMART Content" specifically excludes text, pictures, sound, graphics, video, and other data created by PETsMART.com for use in the online sale of pet-related products at the PETsMART.com e-commerce website.

          (a) "PETsMART Corporate Content" means all PETsMART Content related to PETsMART's corporate, public relations, recruiting, financial and investor relations material, public services information, retail store information (such as addresses, phone numbers and hours of operation), vendor information and communications, and other related non-e-commerce material.

          (b) "PETsMART Additional Content" means all PETsMART Content related to PETsMART's store-related promotions (including but not limited to store locator and related information, Humane Society locator information, and announcements regarding PETsMART charities, including adoption and Pets 911), store events (including but not limited to announcements promoting adoptions at the stores, in-store specials, or other events), coupons for in-store redemption, in-store vet and grooming services (including online booking of vet and grooming services offered in PETsMART's physical stores), and other promotional material that PETsMART desires to disseminate via pages on the PETsMART.com Website.

     1.5 "PETsMART E-Commerce Website" means an e-commerce website operated by PETsMART, and specifically excludes the PETsMART.com E-Commerce Website operated by PETsMART.com. PETsMART currently operates one PETsMART E-Commerce Website based on its catalog operations (specifically, statelinetack.com), PETsMART explicitly reserves the right to commence e-commerce businesses as online representations of its current Pet Professional Direct (formerly Groomer Direct), Wiese, and National Bridle catalogs. Nothing in this Agreement precludes PETsMART from providing procurement, distribution and fulfillment, customer support, third-party website administration, and other services ("Enumerated Services") on an outsourced basis to third parties selling companion-animal-related products online, (i) so long as such products or services are not marketed to consumers using the PETsMART trade mark and do not include any PETsMART corporate or private-label brands, (ii) and provided PETsMART does not provide such Enumerated Services to any online retailer of compan ion-animal-related products whose total SKUs of companion-animal-related products exceeds 30% of its total number of SKUs offered for sale to consumers under the auspices of its Corpo-
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rate identity (e.g., PETsMART could not provide the Enumerated Services to
Buy.com if 30% or more of Buy.com's total SKU's offered to consumers from any Buy.com entity (such as any buy.home.com, buy.travel.com, buy.books.com) consists of companion-animal-related products; and (iii) provided PETsMART shall not provide the Enumerated Services to any of the following direct competitors of PETsMART.com: Pets.com, Petopia.com, Petstore.com, Allpets.com, Petco.com, Petwarehouse.com, Petplanet.com, and online grocery stores whose primary business is food (i.e., 90% or more of its revenues are derived from food sales), such as Webvan.com and Webgrocer.com. Notwithstanding the foregoing, PETsMART may provide the Enumerated Services to its existing clients as of the Effective Date of this Agreement. PETsMART agrees to use reasonable best efforts to assist in introducing any such third party to PETsMART.com to provide PETsMART.com the opportunity to negotiate with such party to enter into a relationship with PETsMART.com to integrate the third party's online offering into the Website. PETsMART also reserves the right to place online advertisements with third parties to promote its physical retail locations and/or catalogs.

     1.6 "PETsMART Pages" means a designated, prominently identified area available directly from the home page within the PETsMART.com Website.

     1.7 "PETsMART.com Servers" shall mean the PETsMART.com servers and associated software used by PETsMART.com for the PETsMART.com Website.

     1.8 "Property" means the following: (1) that equipment existing as of May 12, 1999 in which PETsMART has invested for the purpose of developing its then-existing and planned website; (2) any internally developed content or software incorporated into or used by PETsMART as of May 12, 1999, for developing, maintaining or running its then-existing or planned website; (3) licenses to third-party software incorporated into or used by PETsMART as of May 12, 1999, for developing, maintaining or running its then-existing or planned website; (4) interest in works by third-party designers and other service contractors incorporated into or used by PETsMART as of May 12, 1999, for developing, maintaining or running its then-existing or planned website; (5) all rights in other PETsMART agreements listed in Exhibit A ("List of Property"); (6) any of the foregoing related to the R.C. Steele on-line business rcsteele.com
                                                          ------------
(PETsMART's existing online companion-animal-related e-commerce business); and
(7) a royalty free, non-exclusive worldwide right to use the PETsMART Content on the PETsMart.com website for the duration of the Trademark Agreement. Without limiting the foregoing, PETsMART shall retain all liability for any claims pertaining to debts or obligations that fully accrued prior to May 12, 1999 and/or arising from its license, use and/or other activities prior to May 12, 1999 in connection with the Property before its transfer to PETsMART.com.

     1.9 "Website" means the user interface, functionality and content made available on pages under the Domain Names.

2.   PETsMART.com Website Development.
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     2.1  Delivery of Initial Content.  PETsMART shall deliver to PETsMART.com all Content that PETsMART intends for and desires PETsMART.com to incorporate into the PETsMART.com E-Commerce Website (the "Initial Content").

     2.2 Development of Websites. PETsMART.com will be responsible for development (including selection and arrangement of content) of the PETsMART.com Website. To the extent PETsMART.com desires to apply for additional domain names or trademarks, that certain Trademark License Agreement (dated on or about May 14, 1999) between PETsMART, Inc. and PETsMART.com, Inc. (in specific, Section
3.4 (Assistance)) shall govern the parties' respective rights and obligations in connection with such additional applications.

     2.3 Approval. PETsMART.com shall submit to PETsMART for its prior approval all logos and templates that PETsMART.com shall use to present the products for purchase on the PETsMART.com Website. PETsMART shall have five (5) business days to reject such logos or templates in its reasonable discretion if PETsMART believes that the use of such logos or templates does not meet the standards of quality required by PETsMART. PETsMART shall exercise its approval rights in good faith, and any request for modification of a submission shall include an adequate explanation of the reasons for such rejection.

     2.4 Server Logs. Upon PETsMART's request (but no more than monthly), PETsMART.com will deliver to PETsMART in electronic format unprocessed server logs indicating activity in the PETsMART Pages and PETsMART E-Commerce Website.

3.   PETsMART.com Hosting Services.

     3.1 General. PETsMART.com will be responsible for procurement of all additional equipment, software, content, and related maintenance services necessary in addition to the Property to develop, maintain, or run the PETsMART.com Websites as PETsMART.com and PETsMART deem appropriate.

     3.2 Hosting of PETsMART Corporate Content and PETsMART Additional Content. PETsMART.com shall provide Hosting Services for the PETsMART Corporate Content and PETsMART Additional Content on the PETsMART Pages. The Hosting Services shall include connectivity and hosting of such content on servers provided by PETsMART.com.

          (a) PETsMART will deliver the PETsMART Corporate Content and PETsMART Additional Content to PETsMART.com in a mutually agreed upon convention digital format (e.g., word format on disc or by e-mail) and PETsMART.com will make it available for viewing in the PETsMART Pages, which shall be available directly from the home page of the PETsMART.com Website.


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          (b) PETsMART shall have the right to approve the look and feel as well as specific presentation and use of the PETsMART Content in the PETsMART Pages; however, will be controlled by PETsMART; however, PETsMART.com may reformat such Content as necessary to present it on the PETsMART Pages.

          (c) PETsMART.com will assist in execution and ongoing management of the PETsMART Pages, including, but not limited to, the following: providing regular maintenance, updating the PETsMART Pages to retain consistency with the rest of the PETsMART.com Site, as requested by PETsMART, and ensuring that the PETsMART Pages are maintained at a level of technological sophistication corresponding to that implemented in the PETsMART.com Website.

     3.3  Hosting of PETsMART E-Commerce Websites.   At PETsMART's option,
PETsMART.com will provide Hosting Services for the PETsMART E-Commerce Website, statelinetack.com and, upon mutual agreement, other E-Commerce Websites. PETsMART shall be solely responsible for maintenance and defense of the registration of any applicable URL's for such E-Commerce Websites.

          (a) PETsMART will deliver the PETsMART Content comprising the PETsMART E-Commerce Website to PETsMART.com in a format to be mutually agreed upon, or unless otherwise agreed upon in static html format, and PETsMART.com will host the Website and make best commercially reasonable efforts to make them available for viewing at the respective Domain Name(s) as directed by PETsMART.

          (b) PETsMART will be responsible for, and will own (as between the parties) all design, content (including PETsMART Content), and graphic updates of the PETsMART E-Commerce Website.

          (c) PETsMART.com will provide PETsMART with such on-site and remote access to the PETsMART.com servers (including software) as PETsMART.com has from its third party server provider, and as required by PETsMART for operation of the PETsMART E-Commerce Website, and will ensure that PETsMART.com's services meet the standards set in Section 7 ("Service Standards").

     3.4 PETsMART License. During the period that PETsMART.com provides Hosting Services pursuant to this Section 3, PETsMART hereby grants to PETsMART.com a non-exclusive, non-sublicenseable, royalty-free, worldwide license to reproduce, distribute, publicly perform, publicly display and digitally perform the PETsMART Content only on or in conjunction with the Website for which such PETsMART Content was submitted by PETsMART. PETsMART grants no rights other than explicitly granted herein, and PETsMART.com shall not exceed the scope of its license.
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     3.5  In the event PETsMART requests PETsMART.com to perform Hosting
Services for other PETsMART E-Commerce Websites, the parties shall negotiate in good faith the terms and conditions for such hosting services, fees for which shall be on an activity based costing basis.

4.   Payment and Consideration.

     4.1  Transfer of Property: Assignment and Cooperation.

          (a) Assignment. To the extent that it is able to do so under all applicable contracts PETsMART hereby assigns the Property to PETsMART.com. If PETsMART is unable to transfer or assign to PETsMART.com the rights to any Property described in (3), (4), (5), or (6) of Section 1.8 ("Property") above, then PETsMART will sublicense such Property to PETsMART.com on an exclusive or non-exclusive basis to the extent that it is able to do so under the applicable contract. A list of the Property is set forth in Exhibit A (" List of Property") to this Agreement.

          (b) Cooperation. PETsMART will take all steps reasonably necessary to effect the transfer of the Property to PETsMART.com and upon its reasonable request, including but not limited to executing an assignment of copyright for any copyrights owned by PETsMART in the Property.

     4.2 Payment for Hosting Services for PETsMART Corporate Content And PETsMART Additional Content. In consideration of the transfer and assignment set forth in Section 4.1(a), PETsMART.com shall bear the cost of Hosting Services related to hosting of PETsMART Corporate Content and PETsMART Pages. PETsMART.com shall also bear the cost of Hosting Services related to hosting of PETsMART Additional Content as mutually agreed upon.


     4.3 Payment for Hosting E-commerce Website. If PETsMART chooses to use PETsMART.com to host a PETsMART E-Commerce Website, then in consideration of the hosting services provided for the PETsMART E-commerce Website, PETsMART shall pay PETsMART.com the hosting fee and connectivity fee based upon PETsMART.com's activity based costs. PETsMART.com's cost is intended to reflect the fully loaded actual cost of connectivity and hosting (cost of servers and applicable software license fee(s)).

     4.4 Timing Of Payment of Hosting Fees. If applicable, PETsMART.com will invoice PETsMART for E-Commerce Website Hosting services described herein and provided hereunder on or before the tenth (10/th/) day after the end of each month for PETsMART.com's cost, and PETsMART shall pay such invoice on or before the tenth day after receipt of such invoice.
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5.   Taxes.

          (a) Indemnity. PETsMART shall be liable for, and shall indemnify, defend, and hold harmless PETsMART.com from and against, all "Indemnifiable Taxes," as defined in this Section 5(a). For the purposes of this Section 5, "Taxes" shall mean all taxes (other than taxes based on PETsMART.com's income), fees, duties, and other governmental charges (including any taxes, fees, duties, or other governmental charges imposed on a third party that PETsMART.com is required to withhold or collect) and any interest, additions to tax, or penalties related thereto. For the purposes of this Section 5, "Indemnifiable Taxes" shall mean all Taxes incurred with respect to goods or services provided by either PETsMART.com or PETsMART pursuant to this Agreement and all reasonable out-of-pocket attorneys' fees and other reasonable out-of-pocket expenses, including court costs, associated with the resolution of any Contest (as defined below) with respect to such Taxes.

          (b) Notice. If PETsMART.com is made aware as part of an audit or other administrative proceeding related to Taxes (a "Contest"), that a taxing authority is asserting a claim for Indemnifiable Taxes, then PETsMART.com shall promptly notify PETsMART of such claim in writing.

          (c) Control. PETsMART.com shall permit PETsMART, at PETsMART's own cost and expense, to control that portion of the Contest related to Indemnifiable Taxes; provided, however, that PETsMART's control must not unreasonably interfere with the remaining portion of the Contest. In the event that PETsMART does not reasonably contest the imposition of Taxes on PETsMART.com, PETsMART.com may assume control of the portion of the Contest attributable to Indemnifiable Taxes at PETsMART's reasonable expense. PETsMART may re-assume control of that portion of the Contest related to Indemnifiable Taxes at any time.

          (d) Settlement. PETsMART.com shall not settle or otherwise compromise any portion of a Contest related to Indemnifiable Taxes without the prior written consent of PETsMART, which consent shall not be unreasonably withheld. PETsMART must inform PETsMART.com of all terms of any proposed settlement prior to settling that portion of the Contest related to Indemnifiable Taxes and, if PETsMART.com objects to PETsMART entering into such settlement, PETsMART shall pay to PETsMART.com the amount that would be payable by PETsMART under this
Section 5 if such settlement were entered into, and upon payment of such amount, any liability of PETsMART under this Section 5 shall terminate for the portion of the Indemnifiable Taxes that would have been settled.

          (e) Consistency. PETsMART.com shall not take any position that Indemnifiable Taxes may be due and owing without the prior consent of PETsMART which consent may not be unreasonably withheld. PETsMART.com shall not take any action that could result in any taxing authority asserting a claim subject to indemnification hereunder. For purposes of this section 5(e), a position or action shall not be a breach of this section unless such action or position is
(i) part of a course of conduct, (ii) a significantly frequent practice, or
(iii) intentional.
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          (f) Powers of Attorney.  PETsMART.com shall execute any powers-of-
attorney or similar documents necessary for PETsMART to control the portion of a Contest related to Indemnifiable Taxes.

          (g) Information. PETsMART shall promptly notify PETsMART.com of material developments in that portion of a Contest that is controlled by PETsMART.

          (h) Cooperation. PETsMART and PETsMART.com shall provide, or cause to be provided, to each other, the assistance of officers, employees, representatives and affiliates, or such assistance as may reasonably be requested by the other party in connection with the portion of the Contest related to Indemnifiable Taxes. The requesting party shall reimburse the other party for the reasonable out-of-pocket cost of such other party making the assistance of such persons available. The parties shall use reasonable best efforts to make available persons no longer employed. PETsMART and PETsMART.com shall retain, or cause to be retained, for so long as any taxable year in which this Agreement is in effect shall remain open for adjustments, any records or information related to Indemnifiable Taxes; provided however, that PETsMART.com shall not be required to retain, or cause to be retained, records and information that PETsMART maintains in the ordinary course of PETsMART's operations. PETsMART.com shall, in the case of any particular calendar year, be responsible for costs of retaining any records or information related to Indemnifiable Taxes for the ten year period following such calendar year and, thereafter, any such costs shall be borne equally by each of PETsMART.com and PETsMART. With reasonable notice, any records or information so retained shall be made available to the requesting party in a commercially reasonable manner. The requesting party shall reimburse the other party for such party's reasonable out-of-pocket costs, including without limitation, copying costs, reasonably incurred in making such records or information available. In addition, the requesting party shall enter into reasonable non-disclosure and use agreements that limit the use of the records and the information contained therein by the requesting party to use only in the particular Contest.

          (i) Non-Compliance. If PETsMART.com fails to comply substantially with any of the provisions set forth in this Section 5, PETsMART shall be relieved of any obligation under this Section 5 to the extent of any actual prejudice suffered by PETsMART as a result of such failure.

6. Late Payment. Each party will pay interest on late payments at the rate of one and one-half percent (1.5%) per month or the highest interest rate allowed, whichever is lower.

7. Service Standards. The Hosting Services provided by PETsMART.com under this Agreement will meet or exceed the service level generally provided by the top twenty-five percent (25%) of e-commerce websites, and, without limiting the foregoing, will conform to these standards that PETsMART.com adheres to in the operation of the PETsMART.com Website.
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     7.1  Site Backup.  PETsMART.com shall make best commercially reasonable efforts to maintain at its expense a complete and current copy of the Websites on a server located at a remote location. In the event that service is interrupted to the Websites, and to the extent it is reasonably possible the remote server shall be immediately activated so that public access to the Websites continues without interruption. PETsMART.com shall make best commercially reasonable efforts to compile a complete backup at least daily.

     7.2 Availability of Web Sites. The Websites shall be publicly available to users a minimum of 99% of the time during any 24 hour period, 99% of the time during any thirty day period; and 99% of the time during any 30 day period and there will be no period of interruption in public accessibility to the Websites that exceeds 4 continuous hours (except for reasonably scheduled necessary maintenance and temporary outages caused by circumstances beyond PETsMART.com's control).

     7.3 Response Time. The mean response time for server response to all accesses to the Websites shall not exceed more than six seconds during any 1 hour period.

     7.4 Bandwidth. The bandwidth representing the Websites' connection to the Internet shall be sufficient to prevent any user material delays from accessing the Websites or viewing or retrieving items or content therefrom.

     7.5 Security. PETsMART.com shall make commercially reasonable efforts to prevent unauthorized access to restricted areas of the Websites and any databases or other sensitive material generated from or used in conjunction with the Websites, and PETsMART.com shall promptly notify PETsMART of any known security breaches or holes and, in the event any unauthorized access occurs, PETsMART.com shall use its best efforts to detect, identify and eliminate such unauthorized access as soon as possible and to prevent the reoccurrence thereof.

8.   Ownership.

     8.1 Ownership of PETsMART Content. As between PETsMART.com and PETsMART, any PETsMART Content delivered to PETsMART.com by PETsMART, under this Agreement or otherwise, shall at all times remain the property of PETsMART. PETsMART.com shall have no rights in such PETsMART Content other than the limited right to use such content only as required for PETsMART.com to perform in accordance with this Agreement.

     8.2 Ownership of PETsMART.com Website and PETsMART.com Servers. As between PETsMART.com and PETsMART, the PETsMART.com Website (exclusive of any PETsMART Content contained therein), and the PETsMART.com Servers shall at all times remain the property of PETsMART.com or its Licensor(s). PETsMART shall have no rights in the PETsMART.com Website or the PETsMART.com Servers other than the right to use the Web-
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site and the PETsMART.com Servers as permitted herein and the rights to the
PETsMART trademarks (including the Domain Name) as set forth in the Trademark Agreement.

9.   Warranties.

     9.1 PETsMART Warranties. PETsMART warrants that the PETsMART Content, the PETsMART Pages and any PETsMART E-commerce Website hosted by PETsMART.com will not: (a) infringe on the Intellectual Property Rights of any third party or any rights of publicity or privacy; (b) violate any law, statute, ordinance or regulation (including without limitation the laws and regulations governing export control, unfair competition, antidiscrimination or false advertising);
(c) be defamatory, trade libelous, unlawfully threatening or unlawfully harassing; (d) be obscene, child pornographic or harmful to minors; or (e) contain any viruses, trojan horses, trap doors, back doors, easter eggs, worms, time bombs, cancelbots or other computer programming routines that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data or personal information.

          (a) Breach of Warranties. In the event that the PETsMART content, and/or the PETsMART pages, and/or the content of the E-commerce Website violate any of the warranties set forth in Section 9.1, PETsMART.com may remove the content that is in violation of Section 9.1, and shall provide PETsMART with concurrent notice of such violation along with notice that the offending content has been removed.

     9.2 PETsMART.com Warranties. PETsMART.com warrants that the Websites, exclusive of the PETsMART Content and the PETsMART Pages, will not (a) infringe on the Intellectual Property Rights of any third party or any rights of publicity or privacy; (b) violate any law, statute, ordinance or regulation (including without limitation the laws and regulations governing export control, unfair competition, antidiscrimination or false advertising); (c) be defamatory, trade libelous, unlawfully threatening or unlawfully harassing; (d) be obscene, child pornographic or harmful to minors; or (e) contain any viruses, trojan horses, trap doors, back doors, easter eggs, worms, time bombs, cancelbots or other computer programming routines that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data or personal information.

     9.3  Year 2000.  PETsMART.com warrants that the PETsMART.com Servers will:
(a) include year 2000 date conversion and compatibility capabilities including, but not limited to: century recognition; calculations which accommodate same century and multi-century formulas and date values; correct sort ordering; and interface values that reflect the century; (b) manage and manipulate data involving dates, including single century formulas and multi-century formulas, and will not cause an abnormal abend or abort within the application or result in the generation of incorrect values or invalid outputs including such duties;
(c) provide that all date-related user interface functionalities and data fields include the indication of the correct century; and (d) provide that all date-related system-to-system or application-to-application data interface functionalities will include the indication of the correct century.
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10.  Disclaimer of Warranties.  EXCEPT AS SET FORTH HEREIN, EACH PARTY EXPRESSLY
DISCLAIMS ALL WARRANTIES OR CONDITIONS OF ANY KIND, EXPRESS OR IMPLIED,
INCLUDING WITHOUT LIMITATION THE IM PLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

11. Limitation on Liability. IN THE EVENT OF A BREACH BY PETsMART.COM OF ITS OBLIGATIONS TO HOST PETsMART CORPORATE CONTENT AS SET FORTH HEREIN, AND WITHOUT LIMITING ANY OF PETSMART'S REMEDIES HEREUNDER, PETSMART.COM SHALL BE LIABLE FOR DIRECT DAMAGES TO PETSMART. NEITHER PARTY SHALL BE LIABLE FOR ANY LOST PROFITS, NOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSE QUENTIAL OR EXEMPLARY NOR PUNITIVE DAMAGES ARISING FROM THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12.  Indemnity.

     12.1 PETsMART Indemnity. PETsMART shall defend and hold harmless, PETsMART.com against any third-party claim, action, suit or proceeding alleging any breach of the covenants contained in Section 9.1 ("PETsMART Warranties"). Subject to Section 12.3 ("Mechanics Of Indemnity") PETsMART shall indemnify PETsMART.com for all losses, damages, liabilities and all reasonable expenses and costs incurred by PETsMART.com arising from any such claim, action, suit or proceeding.

     12.2 PETsMART.com Indemnity.   PETsMART.com shall defend and hold harmless,
PETsMART against any third-party claim, action, suit or proceeding resulting from PETsMART.com's acts, omissions or misrepresentations under this Agreement (including, without limitation, PETsMART.com's breach of the warranties contained in Section 9.2 ("PETsMART.com Warranties") and Section 9.3 ("Year 2000")). Subject to Section 12.3 ("Mechanics of Indemnity"), PETsMART.com shall indemnify PETsMART for all losses, damages, liabilities and all reasonable expenses and costs incurred by PETsMART arising from any such claim, action, suit or proceeding.

     12.3 Mechanics of Indemnity. The indemnifying party's obligations are conditioned upon the indemnified party: (a) giving the indemnifying party prompt written notice of any claim, action, suit or proceeding for which the indemnified party is seeking indemnity; (b) granting control of the defense and settlement to the indemnifying party; and (c) reasonably cooperating with the indemnifying party at the indemnifying party's expense.

13.  Confidential Information.

     13.1 Disclosure Of Confidential Information. Each party (the "Disclosing Party") may from time to time during the term of this Agreement disclose to the other party (the "Receiving Party") certain information regarding the Disclosing Party's business, including technical, marketing, financial, employees, planning, and other confidential or proprietary information ("Confidential Information"). The Disclosing Party will mark all Confidential Information in tangible form as "confidential" or "proprietary" or with a similar legend. The Disclosing Party will identify all Confidential Information disclosed orally as confidential at the time of disclosure and provide a written summary of such Confidential Information to the Receiving Party within thirty (30) days after such oral disclosure. Regardless of whether so marked or identified, however, any information that the Receiving Party knew or should have known, under the circumstances, was considered confidential or proprietary by the Disclosing Party, will be considered Confidential Information of the Disclosing Party.

     13.2 Protection of Confidential Information. The Receiving Party will not use any Confidential Information of the Disclosing Party for any purpose not expressly permitted by this Agreement, and will disclose the Confidential Information of the Disclosing Party only to those employees or contractors of the Receiving Party who have a need to know such Confidential Information for purposes of this Agreement and who are under a duty of confidentiality no less restrictive than the Receiving Party's duty hereunder. The Receiving Party will protect the Disclosing Party's Confidential Information from unauthorized use, access, or disclosure in the same manner as the Receiving Party protects its own confidential or proprietary information of a similar nature and with no less than reasonable care.

     13.3 Exceptions. The Receiving Party's obligations under Section 13.2 ("Protection of Confidential Information") with respect to any Confidential Information of the Disclosing Party will terminate if and when the Receiving Party can document that such information: (a) was already known to the Receiving Party at the time of disclosure by the Disclosing Party; (b) was disclosed to the Receiving Party by a third party who had the right to make such disclosure without any confidentiality restrictions; (c) is or through no fault of the Receiving Party has become, generally available to the public; or (d) is independently developed by the Receiving Party without access to, or use of, the Disclosing Party's Confidential Information. In addition, the Receiving Party will be allowed to disclose Confidential Information of the Disclosing Party to the extent that such disclosure is (i) approved in writing by the Disclosing Party, (ii) necessary for the Receiving Party to enforce its rights under this Agreement in connection with a legal proceeding; or (iii) required by law or by the order of a court or similar judicial or administrative body, provided that the Receiving Party notifies the Disclosing Party of such required disclosure promptly and in writing and cooperates with the Disclosing Party, at the Disclosing Party's reasonable request and expense, in any lawful action to contest or limit the scope of such required disclosure.

     13.4 Return of Confidential Information. The Receiving Party will return to the Disclosing Party or destroy all Confidential Information of the Disclosing Party in the Receiving

Party's possession or control promptly upon the written request of the Disclosing Party on the earlier of the expiration or termination of this Agreement. At the Disclosing Party's request, the Receiving Party will certify in writing that it has fully complied with its obligations under this Section.

     13.5 Confidentiality of Agreement. Neither party will disclose any of the financial terms of the Agreement to anyone other than its attorneys, accountants and other professional advisors under a duty of confidentiality except as required by law, pursuant to a mutually agreeable press release, or in connection with a proposed merger, financing or sale of such party's business, provided that any third party to whom the terms of this Agreement are to be disclosed signs a confidentiality agreement reasonably satisfactory to the other party to this Agreement.

14.  Term and Termination.

     14.1 Term. The term of this Agreement is co-extensive with the Trademark Agreement with respect to hosting of the non-ecommerce PETsMART Content and the PETsMART Pages, unless this Agreement is earlier terminated by PETsMART for breach pursuant to Section 14.2 ("Termination for Breach"). The term of this Agreement with respect to Web Hosting of any PETsMART E-Commerce Website is five years, unless this Agreement is earlier terminated by either party for breach pursuant to Section 14.2 ("Termination for Breach").

     14.2 Termination For Breach. With the exception of PETsMART.com's obligation to host the non-e-commerce PETsMART Content and PETsMART Pages, either party may terminate this Agreement if the other party is in material breach of the Agreement. With respect to the PETsMART Content and the PETsMART pages, PETsMART.com's sole and exclusive remedy in the event of a breach of
Section 9.1 ("PETsMART Warranties") shall be to remove the offending content as set forth in Section 9.1(a).

     14.3 Transition Services. In the event of termination of this Agreement, PETsMART.com shall, at PETsMART's request, make commercially reasonable accommodations to continue to provide the services set forth in this Agreement for a period of up to 30 days following the date of termination of this Agreement and will cooperate with PETsMART in order to allow PETsMART to move the PETsMART E-Commerce Website and the PETsMART Pages to a new host server and to arrange for a new e-commerce site for the online sale of PETsMART Products.

     14.4 Effect of Termination. Sections 1 ("Definitions"), 6 ("Ownership"), 9.1(a) ("Warranties") 12 ("Indemnity"), 13 ("Confidential Information"), 14.4 ("Effect of Termination"), and 15 ("General Provisions") shall survive termination of this Agreement. Except as provided in Section 14.3 ("Transition Services"), upon the termination of this Agreement for any reason and upon request by PETsMART at any time, PETsMART.com shall promptly return all PETsMART Content and copies thereof. Subject to PETsMART.com's obligations pursuant to
Section 14.3 ("Transition Services"), PETsMART.com shall remove all copies of the

PETsMART Content from servers within its control and use reasonable efforts to remove any references to PETsMART or the PETsMART Content from any site which caches, indexes or links to the Websites.

     14.5 Dispute Resolution: E-Commerce Websites. This provision applies only to any dispute arising out of hosting of PETsMART E-Commerce Websites, and does not apply to any dispute arising out of hosting of non-e-commerce PETsMART Content or PETsMART Pages, which shall be governed by the procedure set forth in
Section 14.6 (Other Dispute Resolution). PETsMART and PETsMART.com are implementing this Agreement in good faith. However, should either party believe that the other party is in breach of this Agreement, the parties shall attempt in good faith to resolve any dispute arising out of or relating thereto promptly by negotiations. All negotiations at all levels pursuant to this Section 14 are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence. Each party shall bear its own expenses in connection with such negotiations pursuant to subsection 14.5(a); expenses in connection with any subsequent litigation shall be governed by Section 15.11 ("Attorneys' Fees").

          (a) Notice and Cure. Except as set forth in 9.1(a), either party (the "Non-Breaching Party") may give the other party (the "Breaching Party') written notice of any material breach. The Breaching Party shall then have thirty (30) days to cure the material breach. If the Breaching Party does not effect a cure to the Non-Breaching Party's satisfaction, the chief executive officers of the parties shall, within the following fifteen (15) days, confer in good faith for the purpose of satisfactorily resolving the material breach.

          (b)  Arbitration.

               (i) Arbitrators. No later than March 15, 2000, the parties will jointly select a list of at least three, and no more than six, arbitrators (the "Panel") from whom arbitra tor(s) shall be selected to resolve any disputes.

               (ii) In General. If a resolution satisfactory to the Non-Breaching Party is not achieved within the fifteen-day period set forth in
Section 14.5(a), the parties agree promptly to submit the dispute to binding arbitration before an arbitrator selected from the Panel, such arbitration to be held in the city of the defending party's home offices under the then-existing rules for commercial disputes of the American Arbitration Association. Each party irrevocably submits to the jurisdiction and venue set forth in this
Section 14.5(b).

     14.6 Other Dispute Resolution. This provision applies only to any dispute arising out of hosting of non-e-commerce PETsMART Content or PETsMART Pages, and does not apply to any dispute arising out hosting of PETsMART E-Commerce Websites, which shall be governed by the procedure set forth in Section 14.5 (Dispute Resolution: E-Commerce Websites). PETsMART and PETsMART.com are implementing this Agreement in good faith. However, should either party believe that the other party is in breach of this Agreement, the parties shall attempt in good faith to resolve any dispute arising out of or relating thereto promptly by negotiations. All negotiations at all levels pursuant to this
Section 14 are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence. Each party shall bear its own expenses in connection with such negotiations or mediations pursuant to this Section 14.6; expenses in connection with any subsequent litigation shall be governed by Section 15.11 ("Attorneys' Fees"). In the event of breach relating to hosting of non-e-commerce PETsMART Content or PETsMART Pages, if such breach is not cured within 30 days of notice of breach, the chief executive officers of PETsMART and PETsMART.com shall, within the following 15 days, confer in good faith for the purpose of satisfactorily resolving the breach. If a satisfactory resolution is not achieved within said 15 days, the parties agree promptly to submit the dispute to a non-binding one day mediation session held in San Francisco, California through Judicial Arbitration & Mediation Services/Endispute, Inc. ("JAMS") under the then existing JAMS Rules of Practice and Procedure by a mediator mutually selected by the parties or, if no agreement can be promptly reached on the selection of a mediator, then by the procedures for selecting a mediator set forth in such rules. The mediation session shall take place no later than 30 days from the appointment of a mediator. If such mediation is unsuccessful in resolving the dispute, either party may then take whatever legal actions it deems appropriate, including, without limitation, seeking judicial relief, and/or terminating this Agreement (except that PETsMART.com's obligation to host the non-e-commerce PETsMART Content and PETsMART Pages can be terminated only by PETsMART).

15.  General Provisions.

     15.1 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California as applied to contracts entered into and to be performed entirely within the State of California without giving effect to principles of conflict of laws.

     15.2 Compliance With Laws. PETsMART.com shall ensure that its Website design and its web hosting services will comply with all applicable international, national and local laws and regulations.

     15.3 Subcontracting. PETsMART.com may perform its obligations through the use of PETsMART.com-selected independent contractors; provided, however, that PETsMART.com shall not be relieved of its obligations under this Agreement by the use of such contractors.

     15.4 Severability; Waiver. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. The parties agree to replace any invalid provision with a valid provision which most closely approximates the intent and economic effect of the invalid provision. The waiver by either party of a breach of any provision of this Agreement will not operate or be interpreted as a waiver of any other or subsequent breach.

     15.5 Headings. Headings used in this Agreement are for reference purposes only and in no way define, limit, construe or describe the scope or extent of such Section or in any way affect this Agreement.

     15.6  Assignment and Subcontracting.  Except as permitted pursuant to
Section 15.3 ("Subcontracting") and except for sublicensing of trademark rights, which is governed by the Trademark Agreement, neither party may assign its rights or delegate its duties without the other party's prior written consent in such party's sole discretion. Notwithstanding the foregoing, PETsMART may assign its rights or delegate its duties in connection with PETsMART.com's obligation to host non-e-commerce PETsMART Content and PETsMART Pages without obtaining PETsMART.com's prior written consent. The sale, transfer or encumbrance of 51% or more of the ownership interest in, or voting stock of, a party or the merger of a party to this Agreement into or with any other third party or entity, shall be deemed an assignment for purposes of this Section 15.6. Any assignment, delegation or subcontract in violation of this Section 15.6 shall be void and of no effect. Subject to the prohibitions against assignment contained herein, this Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns.

     15.7 Independent Contractors. The parties to this Agreement are independent contractors, and no agency, partnership, joint venture or employee-employer relationship is intended or created by this Agreement. Neither party is the agent of the other, and neither party shall have the power to obligate or bind the other party. Personnel supplied by PETsMART.com shall work exclusively for PETsMART.com and shall not, for any purpose, be considered employees or agents of PETsMART. PETsMART.com assumes full responsibility for the acts of such personnel while performing services hereunder and shall be solely responsible for their supervision, direction and control, compensation, benefits and taxes.

     15.8 Notice. Any notices given under this Agreement shall be in writing and shall be delivered to the addresses set forth below the signatures of the parties or at such other address as the party shall specify in writing. Notices shall be deemed effectively given (a) upon five (5) days following being sent by certified or registered mail, postage prepaid, return receipt requested; (b) upon the next business day following being sent by U.S. Express Mail or by a major U.S. express document courier; or (c) upon receipt of confirmation following transmission by a facsimile machine.

     15.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

     15.10 Injunctive Relief. PETsMART.com agrees that PETsMART.com's services with respect to hosting of non-e-commerce PETsMART Content and the PETsMART Pages are unique and that PETsMART may suffer irreparable harm in the event of any breach by PETsMART.com in connection with such services, and that monetary damages in such event would be substantial and inadequate to compensate PETsMART. Consequently, PETsMART shall be entitled, in addition to such monetary relief as may be recoverable by law, to such injunctive or other relief as may be necessary to restrain any threatened, continuing, or further breach by PETsMART.com, without showing or proving actual damage sustained by PETsMART and without posting a bond.

     15.11 Attorneys' Fees. In the event that either party to this Agreement shall institute any action to enforce any rights hereunder, the prevailing party in such action shall be entitled, in addition to any other relief awarded by the court, to recover its reasonable attorneys' fees and litigation expenses.

     15.12 Entire Agreement. This Agreement, including the Exhibit attached hereto, sets forth the entire understanding and agreement of the parties regarding the subject matter of this Agreement, and supersedes any and all oral or written agreements or understandings between the parties as to that subject matter. It may be changed only by a writing signed by both parties. Neither party is relying upon any warranties, representations, assurances or inducements not expressly set forth herein.

     In Witness Whereof, each of the parties hereto have executed this Agreement as of the date first written above.

PETsMART.com:                          PETsMART:


         /s/ Tom McGovern                      /s/ Philip L. Francis
___________________________________    ___________________________________

By:       Tom McGovern                 By:       Philip L. Francis
Title:    President and CEO            Title:    President and CEO
Address:  35 Hugus Alley, Suite 101    Address:  19601 North 27/th/ Avenue
          Pasadena, CA  91103                    Phoenix, AZ  85207
Fax:      (626) 817-7101               Fax:      (623) 580-6513

List of Exhibits:

A - List of Property

                                   EXHIBIT A
                                   ---------
                                 PROPERTY LIST



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